Exhibit 3.4

FIRST QUANTUM MINERALS LTD.

FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1	Name and Address of Company

First Quantum Minerals Ltd. (“First Quantum”)

8th Floor - 543 Granville Street

Vancouver, BC V6C 1X8

Item 2	Date of Material Change

March 2, 2012

Item 3	News Release

A news release was issued on March 2, 2012 and was disseminated via Marketwire. A copy of the news release is attached hereto as Schedule “A”.

Item 4	Summary of Material Change

First Quantum has closed the previously announced purchase and sale transaction with Eurasian Natural Resources Corporation PLC (“ENRC”) pursuant to which First Quantum has disposed of its residual claims and assets in respect of the Kolwezi Tailings project, and the Frontier and Lonshi mines and related exploration interests, all located in the Katanga Province of the Democratic Republic of Congo (“DRC”) and settled all current legal matters relating to these interests for total consideration of US$1.25 billion.

Item 5	Full Description of Material Change

First Quantum has closed the previously announced purchase and sale transaction with ENRC, pursuant to which First Quantum has disposed of its residual claims and assets in respect of the Kolwezi Tailings project, and the Frontier and Lonshi mines and related exploration interests, all located in the Katanga Province of the DRC and settled all current legal matters relating to these interests for total consideration of US$1.25 billion.

The consideration is comprised of US$750 million in cash, which was paid on closing, together with deferred consideration of US$500 million in the form of a 3-year Promissory Note with an interest coupon of 3%, which is payable annually in arrears.

Under the terms of the transaction, ENRC has acquired, with certain limited exceptions, all of First Quantum’s assets and property either physically located within the DRC or relating to the operations formerly carried out by First Quantum and its subsidiaries in the DRC.

In connection with the transaction, First Quantum, ENRC, the DRC Government, International Finance Corporation and Industrial Development Corporation have also settled all disputes relating to the companies being sold and their assets and operations in the DRC and each of First Quantum, ENRC, the DRC Government, International Finance Corporation and Industrial Development Corporation have released one another in respect of all claims and judgments relating to the foregoing or to any other matter arising in the DRC on or before the date of closing.

Item 6	Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable.

Item 7	Omitted Information

Not applicable.

Item 8	Executive Officer

For further information please contact Christopher Lemon, General Counsel and Corporate Secretary at +44 20 7291 6630.

Item 9	Date of Report

March 12, 2012

SCHEDULE “A”

NEWS RELEASE 12-07 March 2, 2012 www.first-quantum.com

FIRST QUANTUM CLOSES SALE OF RESIDUAL DRC ASSETS TO ENRC AND FINALIZES SETTLEMENT OF ALL CLAIMS IN RELATION TO DRC OPERATIONS

First Quantum Minerals Ltd. (“First Quantum” or the “Company” or “FQM”, TSX Symbol “FM”, LSE Symbol “FQM”) today announced that it has closed the previously announced purchase and sale transaction with Eurasian Natural Resources Corporation PLC (“ENRC”) pursuant to which First Quantum has disposed of its residual claims and assets in respect of the Kolwezi Tailings project, and the Frontier and Lonshi mines and related exploration interests, all located in the Katanga Province of the Democratic Republic of Congo (“DRC”) and settled all current legal matters relating to these interests for total consideration of US$1.25 billion.

The consideration is comprised of US$750 million in cash, which was paid on closing, together with deferred consideration of US$500 million in the form of a 3-year Promissory Note with an interest coupon of 3%, which is payable annually in arrears.

Under the terms of the transaction, ENRC has acquired, with certain limited exceptions, all of First Quantum’s assets and property either physically located within the DRC or relating to the operations formerly carried out by First Quantum and its subsidiaries in the DRC.

In connection with the transaction, First Quantum, ENRC, the DRC Government, International Finance Corporation and Industrial Development Corporation have also settled all disputes relating to the companies being sold and their assets and operations in the DRC and each of First Quantum, ENRC, the DRC Government, International Finance Corporation and Industrial Development Corporation have released one another in respect of all claims and judgments relating to the foregoing or to any other matter arising in the DRC on or before the date of closing.

On Behalf of the Board of Directors	12g3-2b-82-4461
of First Quantum Minerals Ltd.	Listed in Standard and Poor’s
G. Clive Newall
President

For further information visit our web site at www.first-quantum.com

North American contact: Sharon Loung, Director, Investor Relations

Tel: (647) 346-3934 Fax: (604) 688-3818 Toll Free: 1 (888) 688-6577 E-Mail: sharon.loung@fqml.com

United Kingdom contacts: Clive Newall, President

Tel: +44 140 327 3484 Fax: +44 140 327 3494 E-Mail: clive.newall@fqml.com

or

Brian Cattell/James Devas, Maitland

Tel: +44 207 379 5151 Fax: +44 20 7379 6161 E-Mail: jdevas@maitland.co.uk E-Mail bcattell@maitland.co.uk